NUMBER

0

Incorporated under the laws of the State of Nevada

SHARES

MediFirst Solutions, Inc.

Total Authorized Issue
200,000,000 Shares $0.0001 Par Value
Common Stock

See Reverse for Certain Definitions

This is to certify that SPECIMEN is the owner of

fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

President

CORPKIT, NEW YORK